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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 23/Amendment No. 168 to Registration Statement No. 333-50540/811-05200 of MetLife Investors Variable Annuity Account One on Form N-4 of our report dated April 6, 2007 relating to the financial statements of MetLife Investors Variable Annuity Account One, our report dated April 13, 2007 relating to the financial statements of MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on January 1, 2004), and our report dated April 11, 2007 relating to the financial statements of General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for defined benefit pension and postretirement plans and for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on December 31, 2006 and January 1, 2004, respectively), all appearing in the Statement of Additional Information in Post-Effective Amendment No. 22/Amendment No. 161 to Registration Statement No. 333-50540/811-05200, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
July 11, 2007